EXHIBIT 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 8th day of October, 2009, by and among PRIVATE MEDIA GROUP, INC (“Private”), GAME LINK LLC., a limited liability company (the “Company”), and ILAN BUNIMOVITZ (“Employee”).

Recitals

A. The Company and Employee are parties to that certain Employment Agreement dated as of January 20, 2009 (the “Original Agreement”) pursuant to which Employee is employed by the Company as Executive Vice President of the consolidated Internet and Internet-related business conducted by Private and its subsidiaries (the “Private Group”) (the Internet and Internet-related business conducted by the Private Group from time to time, including the business of the Company and e-Line LLC (“eLine”) is referred to herein as the “Online Media Business”).

B. The Prior Agreement was entered into in connection with and pursuant to an Agreement and Plan of Reorganization dated as of January 20, 2009 (the “Merger Agreement”), by and among Private, the Company, eLine, and certain affiliates of the Company and eLine, including Employee.

C. In addition to Employee’s duties under as Executive Vice President under the Original Agreement, Privates desires to retain Employee as Chief Executive Officer of Private effective April 21, 2009, and, in connection therewith, the parties intend to amend and restate the Original Agreement by entering into this Agreement.

D. All capitalized terms which are not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Duties.

1.1. Employment; Duties. Under the Original Agreement Employee is employed by the Company as Executive Vice President of the Online Media Business conducted by the Private Group during the “Term” of this Agreement (as such quoted term is defined in Section 3), effective January 20, 2009. In addition to Employees duties as Executive Vice President, effective April 21, 2009, Private hereby also employs Employee as its Chief Executive Officer, for the remainder of the Term. Employee shall report to Private’s Board of Directors and shall have such titles, responsibilities and duties, consistent with his positions and expertise, as may from time to time be prescribed by the Board of Directors of Private.

1.2 Full Time. Employee shall devote all of his business time, energy, and skill to the business and affairs of the Private Group. Employee acknowledges and agrees that he shall observe and comply with all of the reasonable policies as prescribed from time to time by the Private Group. Nothing in this Section 1, however, shall prohibit Employee from (i) serving as a director, trustee, officer of, or partner or investor in, any other firm, trust, corporation or partnership; provided that such activities are not inconsistent with Employee’s duties under this Agreement; or (ii) engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Employee’s duties under this Agreement.

2. Compensation.

2.1. Base Salary. In consideration of the services rendered to the Company (and/or its Affiliates) Employee shall receive from the Company an annual salary (“Base Salary”) of $295,000 payable bi-weekly or semi-monthly in accordance with the Private Group’s standard payroll practices, subject to increase as determined by the Compensation Committee of the Board of Directors of Private from time to time. The Compensation Committee of the Board of Directors of Private shall review such salary no less than annually.

2.2. Benefits. During the Term, Employee shall be entitled to participate in employee benefit plans (such as health, dental, vision, pension, retirement and similar plans) and receive fringe benefits that are substantially similar to those provided to other key executives of the Private Group and as are generally now or hereafter available to employees and/or other senior executives of the Private Group in accordance with their then existing terms and conditions. Additionally, during the Term, the Company shall reimburse Employee for all reasonable expenses incurred in connection with Employee’s use of an automobile, not to exceed $1,500 per month, including lease payments, insurance, gasoline, maintenance and parking and otherwise subject to the presentation of appropriate documentation.

2.3. Vacation. During the Term, Employee shall be entitled to a total of 20 vacation days or paid time off per year, exclusive of holidays observed by the Private Group, in accordance with the vacation policies of the Private Group in effect for their U.S. employees from time to time, which shall be scheduled in a reasonable manner by Employee. Vacation days which are not used during any calendar year may be accrued or paid in accordance with Company policy.

2.4. Expenses. During the Term, Employee will be entitled to reimbursement from the Company of all reasonable expenses incurred in the ordinary course of business on behalf of the Private Group, (including reimbursement of all reasonable expenses related to travel, living and lodging in connection with time spent by Employee at Private’s headquarters in Barcelona, Spain), including its Affiliates, subject to the presentation of appropriate documentation and approved in accordance with the then existing terms and conditions of the Private Group’s policies.

2.5. Withholding. The Company (including any Affiliate) may withhold from compensation payable to Employee all applicable federal, state and local withholding taxes.

2.6. Employee Stock Options and Grants. During the Term of this Agreement if Berth Milton shall receive a grant of stock options from Private, Employee shall be entitled to receive at such time a grant of a “Proportionate Amount” amount of stock options with the same exercise price and exercise period, and with vesting provisions as determined by Private’s Option Committee, not to exceed three years from the date of grant. For purposes of this Agreement “Proportionate Amount” means, at the time of grant, the amount based upon the ratio of the percentage ownership of Private Common Stock owned directly or indirectly by Berth Milton in proportion to the percentage ownership of Private Common Stock owned by Employee. Stock options granted to Employee under this Section 2.6 shall provide for the full and immediate vesting thereof if (i) the Company or Private shall terminate Employee’s employment, unless terminated for Cause or by reason of Employee’s Death or Disability, or (ii) or Employee shall terminate his employment under this Agreement for Good Reason.

3. Term.

The term of employment under this Agreement shall be a period commencing on the date(s) specified in Section 1.1 hereof and ending on January 20, 2012 (the “Expiration Date”), unless terminated earlier in accordance with the other provisions hereof (the “Initial Term”).Absent a written notice from the Company, Private or Employee to the contrary, this Agreement shall automatically extend in one month increments following the Initial Term (each such extension period shall be referred to herein as a “Renewal Term”). This Agreement shall terminate automatically 30 days after written notice by the Company, Private or Employee delivered after the Initial Term, without any severance pay, termination pay or any severance obligation whatsoever. The Initial Term and Renewal Term(s) are collectively referred to herein as the “Term.”

4. Termination.

4.1. Definitions. As used herein, the following terms shall have the following meanings:

4.1.1. “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon.

4.1.2. “Date of Termination” means (i) where termination is due to the death of the Employee, the date of death, or (ii) the earlier of the date specified in the Notice of Termination or the last day Employee is employed under this Agreement, as the case may be.

4.1.3. “Cause” means that Employee has (i) breached any fiduciary duty or material legal or contractual obligation to the Company or Private (including any Affiliate), which breach is not cured within thirty (30) days after notice to the Employee thereof or, if cured, such conduct recurs (it being agreed that such cure right for any particular conduct shall only be available once during the Initial Term and each Renewal Term), (ii) failed to perform satisfactorily Employee’s material job duties or to follow any material reasonable directive of the Board of Directors of Private, which failure is not cured within thirty (30) days after notice to Employee thereof or, if cured, such conduct recurs (it being agreed that such cure right for any particular conduct shall only be available once during the Initial Term and each Renewal Term), (iii) engaged in gross negligence, gross insubordination, willful misconduct, fraud, embezzlement, acts of material dishonesty or a conflict of interest (without the prior, informed written consent of Private), in any such case relating to the affairs of the Private Group, or (iv) been convicted of or pleaded no contest to (A) any misdemeanor relating to the affairs of the Private Group or (B) any felony, unless in either case (1) the felony or misdemeanor involved actions or omissions of Employee in the ordinary course of the Private Group’s business, and (2) Employee was acting in good faith and what he reasonably believed to be the best interests of the Private Group.

4.1.4. “Good Reason” means Employee’s voluntary termination within thirty (30) days following the occurrence of one or more of the following: (i) a material diminution Employee’s authority, duties, title, reporting structure or responsibilities that is not remedied by the Company or Private within 30 days after receipt of notice thereof given by Employee, or (ii) a material breach of this Agreement by the Company or Private, which breach is not cured within thirty (30) days after notice thereof given by Employee, or (iii) a change by the Company or Private in the geographical location at which Employee must provide the services described in this Agreement by more than twenty-five (25) miles from his current location in San Francisco, California, excluding reasonable travel (and provided that it is understood that Employee will be required to spend up to three (3) months per year, or additional time per year with the consent of Employee, at the Private’s headquarters in Barcelona, Spain, which requirement shall not be deemed occurrence of an event permitting Employee to resign with “Good Reason”).

4.1.5. “Disability” means illness (mental or physical) or accident, which results in Employee being unable to perform Employee’s duties under this Agreement on a full time basis, for a period of sixty (60) consecutive days, or one hundred twenty (120) days, whether or not consecutive, in any twelve month period. In the event of a dispute as to whether Employee is Disabled, the Company or Private may refer the same to a mutually acceptable licensed practicing physician, whose written report shall be final and binding upon the parties, and Employee agrees to submit to such tests and examination as such physician shall deem appropriate. If Employee fails or refuses for any reason to promptly submit to any examination requested by such physician, then Employee shall be considered to be Disabled.

4.2. General. Employee’s employment under this Agreement may be terminated at any time by the Company or Private with Cause or in the event of the Disability of Employee, effective (except in the event of Employee’s death) immediately upon receipt by Employee of written Notice of Termination or upon such other date specified in such Notice of Termination. Employee’s employment shall automatically terminate upon his death. Employee may resign for Good Reason after at least thirty (30) days prior written Notice of Termination thereof from Employee to the Company and Private.

4.3. Effects of Termination. If the Company or Private terminates the Employee’s employment during the Initial Term of the Agreement other than for Cause, or if Employee terminates his employment for Good Reason, the Company shall pay to Employee (a) any and all Base Salary, accrued vacation and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, which amounts shall be paid promptly after the Date of Termination, (b) an amount equal to Employee’s monthly Base Salary multiplied by the remaining number of whole months left in the Initial Term, which amount shall be paid in monthly installments consistent with how the Company historically pays Employee’s Base Salary, and (c) the cost of premiums to continue health insurance coverage for Employee and his dependents under COBRA (provided that Employee is eligible and timely elects COBRA coverage) during the remaining Initial Term, payable monthly as and when incurred by Employee, and otherwise the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination; provided however, that no portion of the amounts set forth in clause (b) above shall become payable before a Separation from Service occurs. As used herein, a “Separation from Service” occurs when Employee dies, retires, or otherwise has a termination of employment that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. If Employee’s employment is terminated for any other reason, the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination except for payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, less all deductions or offsets for amounts owed by Employee to the Company.

4.4. Procedure upon Termination. On termination of employment regardless of the reason, Employee (or his heirs, representatives or estate as the case may be) shall promptly return to Private all documents (including copies) and other property containing or disclosing Confidential Information, including customer lists, manuals, letters, materials, reports and records in Employee’s possession or control no matter from whom or in what manner acquired.

5. Confidential Information.

5.1. During the Term of this Agreement and thereafter, Employee will not, directly or indirectly, use, or willfully disclose to any Person, any Confidential Information (as defined herein) of the Private Group, except (A) in the performance of his duties on behalf of the Private Group, or (B) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Employee shall notify the Company as promptly as practicable (and, if possible, prior to the making of such disclosure). “Confidential Information” means any information, data, trade secrets and confidential or proprietary information relating to the business, operations, assets and liabilities of the Private Group, including without limitation all customers and/or suppliers’ identities, characteristics and agreements, financial information and projections, employee files, business and marketing plans, sales activities, pricing methodologies, credit and financial data and financial methods; provided, however, that the foregoing shall not apply to information which is not generally known to the industry or the public other than as a result of Employee’s breach of this covenant. Employee agrees that upon termination of his employment under this Agreement for any reason, he will return to Private immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Private Group. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Private Group.

5.2. For the avoidance of doubt, Employee acknowledges that if he engages (directly or indirectly) in any conduct which violates this Section 5, such conduct shall constitute a breach of this Agreement regardless of whether such conduct constitutes a violation of the Merger Agreement.

6. Appointment as Director. Private acknowledges that as a condition of Employee’s employment, Employee was appointed to Private’s Board of Directors in March 2009 and Private agrees that it will nominate Employee to continue to serve as a director at each annual meeting of shareholders of Private in 2009, 2010 and 2011, until such time as Employee shall cease to be employed under this Agreement. For the avoidance of doubt, Private’s breach of this Section 6 shall constitute a material breach of this Agreement for purposes of Section 4.1.4(ii) hereof.

7. Miscellaneous.

7.1 Notices. All written notices, demands and requests of any kind which any party may be required or may desire to serve upon the other parties hereto in connection with this Agreement shall be delivered only by courier or other means of personal service which provides written verification of receipt or by registered or certified mail return receipt requested, or by facsimile; provided that the facsimile is promptly followed by delivery of a hard copy of such notice which provides written verification or receipt (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier. All Notices shall be addressed to the parties to be served as follows:

If to the Company or Private:

c/o Private Media Group, Inc.

Calle de la Marina 16-18

Floor 18, Suite D

08005 Barcelona, Spain

Attention: Chief Financial Officer

If to Employee:

Ilan Bunimovitz

537 Stevenson Street

San Francisco, CA 94103

7.2 Entire Agreement. This Agreement amends and restates the Prior Agreement in its entirety. This Agreement (including the documents referred to herein) and the Merger Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

7.3 Assignment, Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that the Company or Private may assign its rights under this Agreement either to an Affiliate or in connection with a merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or Private with or to any other individual or entity, in which event this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company and Private hereunder.

7.4 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

7.5 General. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Los Angeles County, California, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its applicable Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator shall award to the prevailing party, as determined by the arbitrator, all of its costs and fees, including the costs of the arbitration, the fees of the arbitrator, and the reasonable attorneys’ fees of the prevailing party.

7.6 Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

7.7 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.8 Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company or Private shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available without the need to post any security or bond.

7.9. Section 409A.

7.9.1. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

7.9.2. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Separation from Service, Employee shall not be entitled to any severance payment or benefits pursuant to this offer letter until the earlier of (i) the date which is six (6) months after Employees’ Separation from Service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

7.9.3 To the extent that any reimbursements pursuant to this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

7.10 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile copy shall have the same legal effect as the original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date above written.

PRIVATE MEDIA GROUP, INC.

By:
Name:
Title:

GAME LINK LLC

By:
Name:
Title:

“EMPLOYEE”

Ilan Bunimovitz